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[EYETECH LOGO]

FOR IMMEDIATE RELEASE

CONTACT:

KARIN HEHENBERGER, M.D., PH.D.
SENIOR DIRECTOR OF SCIENTIFIC AND EXTERNAL AFFAIRS
Office: 212 824 3176
Facsimile: 212 824 3240
Email: karin.hehenberger@eyetech.com
www.eyetech.com


                          EYETECH ANNOUNCES LAUNCH DATE
                  FOR MACUGEN(R) (PEGAPTANIB SODIUM INJECTION)

NEW YORK, NY - JANUARY 20, 2004 - EYETECH PHARMACEUTICALS, INC. (NASDAQ: EYET) is pleased to announce that as of today January 20 Macugen(R) (pegaptanib sodium injection) is available through three distributors, McKesson Specialty, Priority Healthcare and Besse Medical. These distributors will be providing Macugen within 24-48 hours to retinal specialists, who will make the product available to the patients who suffer from neovascular (wet) age-related macular degeneration (AMD).

"We have worked diligently to make Macugen available to patients as soon as possible, since there is currently no other medication approved for all neovascular AMD. This disease represents a large unmet medical need, and Macugen has been shown to preserve vision," said David R. Guyer, M.D., Chief Executive Officer of Eyetech Pharmaceuticals.

Macugen was approved by the FDA on December 17, 2004 for use in the treatment of neovascular AMD, the most common cause of blindness in people older than 50 years of age in developed countries. There are 15 million people in the United States living with some form of AMD, with more than 1.6 million experiencing the active blood vessel growth and blood vessel leakage associated with neovascular AMD. There are over 200,000 new cases of neovascular AMD each year and this number is expected to increase significantly as the baby boomer generation ages and overall life expectancy
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Eyetech Announces Launch Date for Macugen(R) (pegaptanib sodium injection)
Page 2 of 2


increases. Presently, over 500,000 people worldwide lose their sight annually from the disease.

ABOUT EYETECH PHARMACEUTICALS, INC.

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. Eyetech is commercializing and further developing Macugen(R) (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for the treatment of diabetic macular edema and retinal vein occlusion.

EYETECH SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve substantial risks and uncertainties. You should not place undue reliance on our forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statement that we make, including risks related to: achieving acceptance of Macugen by the medical community, by patients receiving therapy and by third party payors; supplying sufficient quantities of Macugen to meet anticipated market demand; the impact of competitive products; our dependence on third parties to manufacture Macugen; new information arising out of clinical trial results; and the success of Macugen's launch generally. These and other risks in investing in Eyetech are described in greater detail in the "Risk Factors" section of our most recent quarterly report on Form 10-Q filed with the SEC. We do not assume any obligation to update any forward-looking statements.


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